Shareholder Services Agreement
Page 1







                                            Exhibit (e)(xxiii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K


                        SHAREHOLDER SERVICES AGREEMENT

      This Agreement is made between the Financial Institution executing this Agreement ("Provider") and Federated Services Company, ("FSCo") on behalf of certain classes of shares ("Classes") of the investment companies listed in Exhibit A hereto (the "Funds"), for whom FSCo administers Shareholder Services Plans ("Plans") and who have approved this form of Agreement. In consideration of the mutual covenants, hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. FSCo hereby appoints Provider to render or cause to be rendered personal services to shareholders of the Fund and/or the maintenance of accounts of shareholders of the Funds ("Services"). Provider agrees to provide Services which, in its best judgment, are necessary or desirable for its customers who are investors in the Funds. Provider further agrees to provide FSCo, upon request, a written description of the Services which Provider is providing hereunder.

      2. The Services to be provided under Paragraph 1 may include, but are not limited to, the following:

            (a) communicating account openings through facsimile transmission from a machine located on the Provider's premises (by "fax") or through a pouch sent by overnight air courier by Provider (by "pouch") or otherwise;

            (b)   communicating account closings by fax or pouch or otherwise;

            (c) communicating purchase transactions by fax or pouch or otherwise;

            (d) communicating redemption transactions by fax or pouch or otherwise;

            (e) electronically transferring and receiving funds for Fund share purchases and redemptions;

            (f) reviewing the activity in Fund accounts with respect to which Provider has communicated instructions (but not reviewing all activity in Fund accounts);

            (g)   providing training and supervision of its personnel; and

            (h) responding to customers' and potential customers' questions about the Funds.

The Services listed above are illustrative. The Provider is not required to perform each service and may at any time perform either more or fewer Services than described above.

      3. During the term of this Agreement, the Funds will pay the Provider fees (if any) as set forth in a written schedule delivered to the Provider pursuant to this Agreement. The fee schedule for Provider may be changed by FSCo and Provider pursuant to Paragraph 10 of this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that this Agreement is in effect during the quarter.

      4. The Provider agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Fund in opposition to proxies solicited by management of the Fund, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Fund constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This paragraph 4 will survive the term of this Agreement.

      5. This Agreement shall continue in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit.

      6. Notwithstanding paragraph 5, this Agreement may be terminated as follows:

      (a) at any time, without the payment of any penalty, by the vote of a majority of the Board Members of a Fund or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Act of 1940 on not more than sixty (60) days' written notice to parties to this Agreement; and

      (b) at any time, without the payment of any penalty, by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

      7. Provider agrees to obtain taxpayer identification numbers from its customers as required by the Internal Revenue Code and applicable Treasury regulations, and to provide the Fund or its designee with such information. The Fund or its designee will review customer documentation submitted by Provider and will notify Provider if such information has not been provided, and, if the Internal Revenue Service determines taxpayer identification information furnished by Provider is inaccurate, will notify Provider of such determination. In such a case, Provider will either obtain the missing or correct information or advise the Fund or its designee to implement required backup withholding in accordance with procedures under the Internal Revenue Code and applicable Treasury regulations.

      8. Provider and FSCo acknowledge and agree that Provider may perform the Services through its own dedicated employees or cause the Services to be performed through employees who are dual employees of Provider and one of of Provider's wholly-owned subsidiaries.

      9. This Agreement supersedes any prior service agreements between the parties for the Funds.

      10. This Agreement may not be amended or modified except by a writing executed by each of the parties.

      11. The execution and delivery of this Agreement have been authorized by the Trustees of FSCo and signed by an authorized officer of FSCo, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FSCo, but bind only the trust property of FSCo as provided in the Declaration of Trust of FSCo.

      12. The Provider acknowledges and agrees that FSCo has entered into this Agreement solely in the capacity of agent for the Funds and administrator of the Plans. The Provider agrees not to claim that FSCo is liable as principal for any responsibilities or amounts due by the Funds hereunder. FSCo acknowledges and agrees, however, that it is responsible for its activities hereunder as agent for the Funds and administrator of the Plans.

      13. This Agreement shall be construed in accordance with the Laws of the Commonwealth of Pennsylvania.


                                    MANUFACTURERS AND TRADERS TRUST
                                    COMPANY
                                    One M&T Plaza
                                    Buffalo, New York  14203


Dated:  November 8, 2000                                                By:
      ------------------------------                                       --
/s/ Kenneth G. Thompson
                                    Authorized Signature
                                    Title:   Vice President

                                      Kenneth G. Thompson
                                    ------------------------------------
                                    Print Name of Authorized Signature


                                    FEDERATED SERVICES COMPANY
                                    Federated Investors Tower
                                    Pittsburgh, PA 15222-3779

                                    By:  /s/ Victor R. Siclari
                                       ---------------------------------
                                    Name:  Victor R. Siclari
                                    Title:   Vice President


                                  EXHIBIT A
                    to Shareholder Services Agreement with
              respect to the Vision Group of Funds (the "Funds")
                            dated November 8, 2000

                       Funds covered by this Agreement:
                               Class A Shares:
                      Vision Intermediate Term Bond Fund
                       Vision International Equity Fund
                          Vision Large Cap Core Fund
                         Vision Large Cap Growth Fund
                            Vision Large Cap Value
             Vision Managed Allocation Fund - Conservative Growth
              Vision Managed Allocation Fund - Aggressive Growth
               Vision Managed Allocation Fund - Moderate Growth
                          Vision Mid Cap Stock Fund
                           Vision Money Market Fund
                    Vision New York Municipal Income Fund
                  Vision New York Tax-Free Money Market Fund
                  Vision Pennsylvania Municipal Income Fund
                         Vision Small Cap Stock Fund
                      Vision Treasury Money Market Fund
                    Vision U.S. Government Securities Fund

                               Class B Shares:
                       Vision International Equity Fund
                          Vision Large Cap Core Fund
                         Vision Large Cap Growth Fund
                         Vision Large Cap Value Fund
                          Vision Mid Cap Stock Fund
                         Vision Small Cap Stock Fund

                               Class S Shares:
                           Vision Money Market Fund
                      Vision Treasury Money Market Fund

Shareholder Service Fees

1. During the term of this Agreement, the Provider is entitled to a fee, payable quarterly. This fee will be computed at the annual rate of .25% of the average net asset value of shares of the Funds held during the quarter in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of Shares in the Funds during the quarter equals or exceeds such minimum amount as the Funds shall from time to time determine and communicate in writing to the Provider. This fee may be waived by Provider from time to time at its own discretion.

2. For the quarterly period in which the Shareholder Services Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.



                              MANUFACTURERS AND TRADERS TRUST COMPANY

                              By:  /s/ Kenneth G. Thompspon
                                 --------------------------------------
                              Name:  Kenneth G. Thompson
                              Title:  Vice President

                              FEDERATED SERVICES COMPANY

                              By:  /s/ Victor R. Siclari
                                 --------------------------------------
                              Name:  Victor R. Siclari
                              Title:  Vice President

Dated:  November 8, 2000


                        SHAREHOLDER SERVICES AGREEMENT
                               LETTER AGREEMENT

                   Manufacturers and Traders Trust Company
                                One M&T Plaza
                              Buffalo, NY 14240

                      Federated Administrative Services
                             1001 Liberty Avenue
                          Pittsburgh, PA 15222-3779



                                                              October 24, 2000


                                    Vision Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010


Dear Sirs:

      Manufacturers and Traders Trust Company ("M&T") and Federated Administrative Services ("FAS") jointly agree to contractually waive the shareholder services fee (based on average daily net assets) they would be entitled to receive on the designated Class or Fund listed below for a one year period starting from the commencement of each Fund's operations (or, in the case of the Vision U.S. Treasury Money Market Fund, when this Fund acquires the assets and liabilities of the Governor U.S. Treasury Obligations Money Market Fund), which is anticipated to occur on or about December 18, 2000. Shown below is the maximum amount of the fee to which FAS and M&T are entitled, along with the amount they agree to receive for the waiver period.

                                                   Before     After
                                                   Waiver     Waiver
Vision Intermediate Term Bond Fund - Class A Shares           0.25%     0.00%
Vision Pennsylvania Municipal Income Fund - Class A Shares    0.25%     0.00%
Vision Small Cap Stock Fund - Class A Shares       0.25%      0.20%
Vision Institutional Limited Duration U.S. Government Fund    0.25%     0.00%
Vision Institutional Prime Money Market Fund       0.25%      0.00%
Vision U.S. Treasury Money Market Fund - Class A Shares       0.25%     0.00%
Vision Large Cap Core Fund - Class A Shares        0.25%      0.00%


      If the foregoing correctly sets forth the agreement between M&T and FAS, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

                                    Very truly yours,

                                    FEDERATED ADMINISTRATIVE SERVICES


                                    By:  /s/ Victor R. Siclari
                                       --------------------------------
                                    Name:  Victor R. Siclari
                                    Title:   Secretary


                                    MANUFACTURERS AND TRADERS
                                    TRUST COMPANY


                                    By:  /s/ Kenneth G. Thompson
                                       --------------------------------
                                    Name:  Kenneth G. Thompson
                                    Title:  Vice President


ACCEPTED:

VISION GROUP OF FUNDS


By:  /s/ Victor R. Siclari
   ---------------------------
Name:  Victor R. Siclari
Title:  Assistant Secretary